UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) July 1, 2017

HUB GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-27754	36-4007085
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Clearwater Drive

Oak Brook, Illinois 60523

(Address, including zip code, of principal executive offices)

(630) 271-3600

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement or Material Amendment to a Material Agreement.

Credit Agreement

On July 1, 2017, Hub Group, Inc. (the "Company") and Hub City Terminals, Inc. (together with the Company, the "Borrowers") entered into a $350 million credit agreement (the "Credit Agreement") with Bank of Montreal, as administrative agent, and with certain material subsidiaries of the Company from time to time as guarantors, and various financial institutions, as lenders. The Credit Agreement replaces the Amended and Restated Credit Agreement dated December 12, 2013 (the "2013 Credit Agreement") among the Borrowers and Bank of Montreal, as lender. The Company intends to use the credit facility to finance in part the purchase by Hub Group Trucking, Inc. of substantially all the assets of Estenson Logistics, LLC (“Estenson”), to repay all obligations under the 2013 Credit Agreement and for general corporate purposes.

The Credit Agreement provides for a revolving credit facility that matures on July 1, 2022. The initial maximum availability under the Credit Agreement is $350 million, which includes a sublimit of $50 million for letters of credit and a sublimit of $15 million for swingline loans. Availability under the Credit Agreement is reduced by outstanding letters of credit, of which approximately $13.5 million were outstanding as of July 1, 2017. The Borrowers may from time to time increase the maximum availability under the Credit Agreement by up to $150 million if certain conditions are satisfied, including (i) the absence of any event of default or default under the Credit Agreement, and (ii) the Borrowers obtaining commitments from the lenders participating in each such increase.

Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin based upon the Borrowers' total net leverage ratio (as defined in the Credit Agreement) (the "Total Net Leverage Ratio"), or (ii) the base rate (which is the highest of (a) the administrative agent's prime rate, (b) the federal funds rate plus 0.50% or (c) the sum of 1% plus one-month LIBOR) plus a specified margin based upon the Total Net Leverage Ratio. The specified margin for Eurodollar loans varies from 100.0 to 200.0 basis points per annum. The specified margin for base rate loans varies from 0.0 to 100.0 basis points per annum. The Borrowers must also pay (1) a commitment fee ranging from 10.0 to 25.0 basis points per annum (based upon the Total Net Leverage Ratio) on the aggregate unused commitments and (2) a letter of credit fee ranging from 100.0 to 200.0 basis points per annum (based upon the Total Net Leverage Ratio) on the undrawn amount of letters of credit. While any payment default exists, the Borrowers must pay interest at a default rate equal to the applicable interest rate described above plus 2.0% per annum.

The Credit Agreement contains various restrictions and covenants applicable to the Company and its subsidiaries, including negative covenants that limit or restrict dividends, indebtedness of subsidiaries, mergers and fundamental changes, asset sales, acquisitions, liens and encumbrances, transactions with affiliates, changes in fiscal year and other matters customarily restricted in such agreements. The Company must maintain a Total Net Leverage Ratio of (a) total funded debt as of such date, minus up to $50,000,000 in unrestricted cash and cash equivalents (each as defined in the Credit Agreement) to (b) consolidated EBITDA (as defined in the credit agreement) of not more than 3.00 to 1.00; provided that as of the close of each of the four fiscal quarters occurring after the consummation of a permitted acquisition (as defined in the Credit Agreement) with an aggregate consideration of $150,000,000 or more, such ratio shall not be more than 3.25 to 1.00. The Company must maintain an interest coverage ratio of consolidated EBITDA to consolidated cash interest expense of not less than 3.00 to 1.00. If an event of default shall occur and be continuing under the Credit Agreement, the commitments under the Credit Agreement may be terminated and the principal amount outstanding under the Credit Agreement, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable. In addition, the Credit Agreement provides that if either Borrower or any subsidiary becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then the commitments under the Credit Agreement will automatically be terminated and any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

Except for customary provisions relating to the cash collateralization of letters of credit in limited circumstances, all borrowings under the Credit Agreement are unsecured. Certain material subsidiaries of the Company unconditionally guarantee the Borrowers' obligations from time to time arising under the Credit Agreement.

The foregoing description to the Credit Agreement set forth above is qualified by reference to the complete text of the agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Purchase Agreement

Effective July 1, 2017, Hub Group Trucking (“HGT”), a wholly-owned subsidiary of the Company, entered into a first amendment to the Purchase Agreement dated as of May 25, 2017, by and among HGT, Estenson Logistics, LLC, a Nevada limited liability company, Estenson Logistics, LLC, a Delaware limited liability company, Timothy J. Estenson, an individual, Timothy J. Estenson and Traci M. Estenson, Trustees of the Timothy J. Estenson and Traci M. Estenson Trust, dated February 23, 2003, Paul A. Truman, an individual, The Paul A. and Kristen Truman Living Trust 2009, dated August 6, 2009, and solely for purposes of the certain sections identified therein, Truline Corporation, a Nevada corporation (the “First Amendment”). The First Amendment amends the Purchase Agreement by, among other things: i.) excluding certain assets and liabilities, and ii.) reducing the Base Purchase Price by $21.5 million.

A copy of the First Amendment is attached to this Form 8-K as Exhibit 10.2, and is incorporated herein by reference. The description of the First Amendment as set forth above is qualified in its entirety by reference to such Exhibit.

Item 1.02.	Termination of a Material Definitive Agreement.

Termination of Credit Agreement

On July 1, 2017, concurrently with entering into the Credit Agreement, the Company terminated the 2013 Credit Agreement among the Borrowers and Bank of Montreal, as lender. As of the date of termination, the Borrowers repaid all outstanding borrowings under the 2013 Credit Agreement. In addition, the Company did not incur any early termination penalties in connection with the termination of the 2013 Credit Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 1, 2017, the Company, through its wholly-owned subsidiary HGT, closed on the previously announced acquisition of Estenson, pursuant to a Purchase Agreement dated as of May 25, 2017, by and among HGT and Estenson Logistics, LLC, a Nevada limited liability company, Estenson Logistics LLC, a Delaware limited liability company, Timothy J. Estenson, an individual, Timothy J. Estenson and Traci M. Estenson, Trustees of the Timothy J. Estenson and Traci M. Estenson Trust, dated February 23, 2003, Paul A. Truman, an individual, The Paul A. and Kristen Truman Living Trust 2009, dated August 6, 2009, and solely for purposes of the certain sections identified therein, Truline Corporation, a Nevada corporation (“Estenson Acquisition”). As a result of the Estenson Acquisition, HGT acquired substantially all of the assets of Estenson, which include power units and trailers at customer locations. Total consideration for the transaction is expected to be approximately $285 million, subject to customary post-closing adjustments, including an earnout of up $6 million in cash subject to Estenson’s performance results in the two years following the closing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” related to the Company’s entry into the Credit Agreement is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required to be filed pursuant to this item will be filed by amendment not later than 71 days after the date on which this initial Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required to be filed pursuant to this item will be filed by amendment not later than 71 days after the date on which this initial Form 8-K is required to be filed.

(c)	Exhibits

A list of exhibits filed herewith is contained on the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Exhibit
No.	Description

10.1	Credit Agreement, dated as of July 1, 2017, by and among Hub Group, Inc., a Delaware corporation, and Hub City Terminals, Inc., a Delaware corporation, the Material Subsidiaries from time to time party to the Agreement, as Guarantors, Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent, Swingline Lender and a Letter of Credit Issuer as provided therein, BMO Harris Bank N.A. and Bank of Montreal, each as a Letter of Credit Issuer with respect to Existing Letters of Credit, and the several financial institutions from time to time party to the Agreement, as lenders.

10.2	First Amendment to the Purchase Agreement, dated as of July 1, 2017, by and among Hub Group Trucking, Inc., Estenson Logistics, LLC, a Nevada limited liability company, Estenson Logistics, LLC, a Delaware limited liability company, Timothy J. Estenson, an individual, Timothy J. Estenson and Traci M. Estenson, Trustees of the Timothy J. Estenson and Traci M. Estenson Trust, dated February 23, 2003, Paul A. Truman, an individual, The Paul A. and Kristen Truman Living Trust 2009, dated August 6, 2009, and solely for purposes of the certain sections identified therein, Truline Corporation, a Nevada corporation.

[Signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUB GROUP, INC.

DATE: July 6, 2017	/s/ Terri A. Pizzuto
	By:	Terri A. Pizzuto
	Title:	Executive Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit No.

10.1	Credit Agreement, dated as of July 1, 2017, by and among Hub Group, Inc., a Delaware corporation, and Hub City Terminals, Inc., a Delaware corporation, the Material Subsidiaries from time to time party to the Agreement, as Guarantors, Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent, Swingline Lender and a Letter of Credit Issuer as provided therein, BMO Harris Bank N.A. and Bank of Montreal, each as a Letter of Credit Issuer with respect to Existing Letters of Credit, and the several financial institutions from time to time party to the Agreement, as lenders.*

10.2	First Amendment to the Purchase Agreement, dated as of July 1, 2017, by and among Hub Group Trucking, Inc., Estenson Logistics, LLC, a Nevada limited liability company, Estenson Logistics LLC, a Delaware limited liability company, Timothy J. Estenson, an individual, Timothy J. Estenson and Traci M. Estenson, Trustees of the Timothy J. Estenson and Traci M. Estenson Trust, dated February 23, 2003, Paul A. Truman, an individual, The Paul A. And Kristen Truman Living Trust 2009, dated August 6, 2009, and solely for purposes of the certain sections identified therein, Truline Corporation, a Nevada corporation.*

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.